Exhibit No. 99.2

PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Launches Web Based Remote Access Software
for Panorama™ Central Monitoring System
Panorama Web Viewer™ Product Further Expands the Company’s Position
in Worldwide Patient Monitoring Market
MONTVALE, NJ, October 3, 2007 . . . Datascope Corp. (NASDAQ: DSCP) today announced the U.S. launch of the Panorama Web Viewer, a web-based software product which enables remote access to patient data from virtually anywhere, using an Internet connected PC.
The Panorama Web Viewer allows clinicians with access to the hospital’s computer network the ability to view remotely any patient on the Datascope Panorama Central Monitoring System. The new software creates clinical desktops throughout a Wide Area Network (WAN) that provides streaming patient waveforms and vital signs. Patient trends can also be analyzed using a new intuitive graphic interface allowing the early recognition of changes in patient condition.
“The launch of the Panorama Web Viewer demonstrates our commitment to continually improve upon the capabilities of our Panorama Central Monitoring System. The addition of Web Viewer further expands our competitive position in larger, more sophisticated hospitals where remote access of patient data is required,” said David Gibson, President of Datascope’s Patient Monitoring Division.
During 2007, spending for hospital-based IT applications is projected to comprise nearly 40 percent of a hospital’s total capital budget. The Panorama Web Viewer enables hospitals to avoid additional expense by utilizing their existing IT infrastructures. The Panorama Web Viewer product expands the reach of the Panorama Central Monitoring System, enabling Datascope to aggressively compete within the estimated $1.3 billion central monitoring market.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that the introduction of the Panorama Web Viewer will not expand the reach of the Panorama Central Monitoring System and will not enable us to aggressively compete within the $1.3 billion central monitoring market, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.